At a special meeting of shareholders held on December 13, 2011, the shareholders of the Funds voted on whether to approve a new investment advisory agreement between Security Income Fund and Security Investors, LLC.
A description of the number of shares voted is as follows

Fund					Shares For	Shares Against	Shares Abstained
High Yield Fund			 3,977,723 	 26,239 	 	54,453
U.S. Intermediate Bond Fund	4,347,393 	 39,891 	 	58,627

At a special meeting of shareholders held on December 13, 2012, the shareholders of the Funds also voted on whether to approve the election of nominees to the Board of Directors. A description of the number of shares voted is as follows

Donald C. Cacciapaglia		Donald A. Chubb, Jr. 		Harry W. Craig, Jr.
  For	 	4,561,068 		  For	 	4,561,415 		  For	 	4,562,606
  Withhold	 152,251 		  Withhold	 151,904 		  Withhold	 150,713
Total	 	4,713,319 		Total	 	4,713,319 		Total	 	4,713,319

Jerry B. Farley			 Richard M. Goldman 		Penny A. Lumpkin
  For	 	4,566,609 		  For	 	4,564,588 		  For	 	4,553,420
  Withhold	 146,710 		  Withhold	 148,731 		  Withhold	 159,899
Total	 	4,713,319 		Total	 	4,713,319 		Total	 	4,713,319

Maynard F. Oliverius
For	 	4,559,050
Withhold	 154,269
Total	 	4,713,319